Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dawson Geophysical Company:
We consent to the incorporation by reference in the registration statement related to the 2006 stock and performance incentive plan on Form S-8 of Dawson Geophysical Company of our reports dated November 30, 2006, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006 which report appears in the September 30, 2006 annual report on Form 10-K of Dawson Geophysical Company. Our report refers to the adoption of SFAS No. 123 (Revised 2006) “Share Based Payment” in fiscal year 2006.

/s/ KPMG LLP

Dallas, Texas
October 1, 2007